Exhibit 10(3)
2007-002
February 1, 2007
Mr. James F. Palmer
[Address Intentionally Left Blank]
Dear Jim:
     As we discussed, Northrop Grumman Corporation (“Northrop Grumman” or “the Company”) is pleased to offer you a position on our senior management team as Corporate Vice President and Chief Financial Officer. In this position, you will be a member of our Corporate Policy Council (“CPC”).
     This letter sets forth a summary of the key compensation and benefit provisions of this offer.
1.	Base Salary.

Your initial base salary will be $725,000 per year, which will be subject to periodic adjustment in accordance with the Company’s normal salary review process.

2.	Bonus.

You will be a participant in the Company’s Annual Incentive Plan (“AIP”), which provides annual bonuses. Your target bonus under the AIP will be 70% of your annual base salary. The actual bonus that you earn from year to year may be adjusted upwards or downwards from the target bonus amount by multiplying the target bonus by the “Unit Performance Factor” and the “Individual Performance Factor,” as such terms are defined in the AIP; provided, however, that your actual bonus for calendar year 2007, to be paid on or before March 15, 2008, shall be no less than

Mr. James F. Palmer
February 1, 2007

$507,500 if you have remained employed by the Company through the end of 2007; provided, a pro rata bonus may be payable pursuant to the VP Severance Plan or the Northrop Grumman Corporation March 2004 Special Agreement (the “March 2004 Special Agreement”) (see Sections 10 and 7, respectively, below).

3.	Equity Grants.

You will be eligible for annual grants of equity awards under the terms of the Company’s Long-Term Incentive Stock Plan (and any successor to such plan) (“LTISP”). Your initial grant for calendar year 2007 shall be 40,000 stock options and 20,000 Restricted Performance Stock Rights (“RPSRs”).

The stock options will be awarded to you, and will have a strike price equal to the closing price of Northrop Grumman’s stock on the New York Stock Exchange, on the date you commence employment with Northrop Grumman (“Date of Hire”). One quarter of the shares subject to the options shall vest and become exercisable upon each of the first, second, third and fourth anniversaries of your Date of Hire, subject, in each case, to the termination of employment rules set forth in the applicable Grant Certificate (as defined below).

The RPSRs will vest at the end of a three-year performance period beginning January 1, 2007 and ending on December 31, 2009, subject to the performance and termination of employment rules set forth in the Grant Certificate.

All equity grants, including the Restricted Stock Rights (“RSRs”) provided for below, shall be subject to the terms and conditions of the LTISP and the grant certificates provided to Corporate Vice Presidents (“Grant Certificates”), forms of which have been provided to you.

In calendar years following 2007, you will be eligible for further equity grants on the same basis (including guideline amounts for awards) as other Corporate Vice Presidents.

4.	Executive Perquisites.

You will receive the same executive perquisites as other Corporate Vice Presidents who are CPC members generally receive. Those perquisites currently include a car allowance, allowances for tax

Mr. James F. Palmer
February 1, 2007

preparation/financial planning and club membership, personal liability insurance, and an executive physical examination program, with an approximate total value of $35,000. You will also receive vacation of not less than four weeks per calendar year.

5.	Pension Benefit.

As a member of the CPC, you will participate in the CPC Supplemental Executive Retirement Plan (“CPC SERP”). You currently have an accrued but unvested tax-qualified and supplemental pension benefit from a defined benefit plan at your present employer, Visteon Corporation, which has an estimated lump sum present value of approximately $535,000. You agree to provide evidence reasonably satisfactory to Northrop Grumman of the actual estimated present value of this benefit within ninety days of your Date of Hire. The “Visteon Present Value” shall be the lesser of either: (1) the actual estimated present value, or (2) $588,500. Northrop Grumman agrees that if at the time you terminate from employment with the Company, the total lump sum present value of your vested Northrop Grumman pension benefit from all Northrop Grumman qualified and unqualified pension plans (the “NGC Present Value”) is less than the Visteon Present Value, then Northrop Grumman shall make a cash payment to you in the amount by which the Visteon Present Value exceeds the NGC Present Value. This amount shall be paid within thirty days of your employment termination or at such later time as may be necessary to comply with Section 409A of the Internal Revenue Code (“Section 409A”).

6.	Medical Benefits.

While employed by Northrop Grumman, you will participate in the Executive Medical Plan in which other Corporate Vice Presidents participate. You will also participate in the Special Officer Retiree Medical Plan.

7.	Change in Control Protection.

You will be provided with the same March 2004 Special Agreement provided to other Corporate Vice Presidents, which provides you with protection in the event of a “Change in Control” of Northrop Grumman Corporation (as that term is defined in the March 2004 Special Agreement). That Agreement currently provides severance

Mr. James F. Palmer
February 1, 2007

benefits equal to three times the sum of your base salary and bonus, three years of medical, dental and life coverage, a pro rata annual bonus for the year of termination and “gross up” protection for taxes which may be due under Internal Revenue Code Section 4999.

8.	Liability Insurance Protection.

The Company will cover you under its directors and officers liability insurance policies, which provide protection for claims made against you as an officer of Northrop Grumman Corporation. The Company will provide you its standard indemnification agreement provided to CPC members.

9.	Relocation Benefit.

You will be provided with the same relocation benefit available to other Corporate Vice Presidents, which includes a full “gross up” feature pursuant to which the Company reimburses you in an amount equal to the income and employment taxes attributable to the relocation benefit, including relocation benefits provided below. In addition, the Company will provide you with three benefits outside of our normal relocation policy: (a) the Company will pay for closing costs and other items covered by the relocation policy in connection with your purchase of a home in Los Angeles; (b) we will extend the temporary living benefit in the relocation policy to a reasonable period beyond the 60 day limit set forth in the policy (anticipated to be up to 120 additional days); and (c) we will move your personal effects and vehicles from Detroit to Los Angeles, and will also move items designated by you from Seattle to Los Angeles.

10.	Severance Protection.

You will be entitled to benefits under the terms of the Severance Plan for Elected and Appointed Officers of Northrop Grumman Corporation (“VP Severance Plan”) in the event you undergo a “Qualifying Termination” as that term is defined in the VP Severance Plan, assuming you are not entitled to benefits in connection with that termination under your March 2004 Special Agreement, and provided that you first sign a release of claims as required by the plan, if that “Qualifying Termination” occurs within one year of your Date of Hire. If your “Qualifying Termination

Mr. James F. Palmer
February 1, 2007

occurs more than one year after your Date of Hire, you will be eligible for such benefits on the same basis as other CPC members. The benefits you will be either entitled or eligible to receive under this Plan shall be the same as benefits afforded to other Corporate Vice Presidents. Those benefits currently include a cash payment of two times the sum of base salary and bonus as well as continuation of medical and dental coverage for two years and a pro rata annual bonus for the year of termination.

11.	Reimbursement for Legal Fees.

The Company shall reimburse you for reasonable professional fees you incurred in connection with the negotiation and preparation of this offer letter and will provide you in addition a tax gross up amount equal to income taxes due on the reimbursed professional fees.

12.	Make Up for Lost Visteon Benefits.

In consideration of the fact that you are forfeiting certain equity awards and other benefits as a result of your departure from Visteon Corporation, the Company will provide you with a special grant of 40,000 Restricted Stock Rights (“Special 2007 RSRs”). One quarter of these Special 2007 RSRs shall vest upon each of the first, second, third and fourth anniversaries of your Date of Hire with the Company, subject, in each case, to the termination of employment rules set forth in the applicable grant certificates (except for the accelerated vesting provisions set forth below). These Special 2007 RSRs shall be subject to all the terms and conditions of the LTISP and of Northrop Grumman’s current standard grant certificate for RSR grants (“RSR Grant Certificate”); provided, however, that in the event of your death, Disability or Qualifying Termination (as the latter two terms are defined in the VP Severance Plan) prior to the vesting or other termination of the Special 2007 RSRs, any unvested portion of these Special 2007 RSRs shall fully vest as of the date of such death, Disability or Qualifying Termination. The foregoing accelerated vesting of these Special 2007 RSRs shall control notwithstanding anything to the contrary in the RSR Grant Certificate. This special accelerated vesting treatment shall only apply to the Special 2007 RSRs and not to any future RSR grants you may receive.

Mr. James F. Palmer
February 1, 2007

In addition, in the event that applicable securities laws or Visteon insider trading policies preclude you from exercising all then-vested grants of Visteon options from the time your employment with Visteon terminates through the 90 day period following termination of employment when such options terminate in accordance with their terms, the Company will provide you a cash payment equal to the value of these options as of the date you terminate from Visteon. This payment will be made promptly following the date the vested Visteon options terminate without having become exercisable due to applicable securities law restrictions, provided you have first provided the Company with reasonably satisfactory information about why you can not exercise these options, the date the options terminate, and the actual value of these options as of the date your employment with Visteon terminates. For purposes of this offer the “value” of these vested Visteon options equals the fair market value of the total number of Visteon shares subject to the vested options (determined by the closing market price of Visteon stock as of the date your employment with Visteon terminates) less the aggregate exercise price of the options. The current estimated value of these options is $608,000.

13.	Signing Bonus.

The Company will provide you with a cash signing bonus in the total amount of $700,000, to be paid in three equal installments. The first installment will be paid thirty days after your Date of Hire; the second installment on the first anniversary of your Date of Hire; and the third installment on the second anniversary of your Date of Hire. Except as provided for in the next two sentences, your entitlement to each installment of the signing bonus is contingent on your continued employment with the Company through the installment payment date. However, in the event of your Disability or Qualifying Termination (as these two terms are defined in the VP Severance Plan) prior to payment of the full signing bonus, the remaining balance will be paid in full within thirty days of such event. In the event of your death prior to payment of the full signing bonus, the remaining balance will be paid to your estate as soon as practicable after receipt by the Company of notice of your death.

14.	Boeing SERP.

One of your prior employers was The Boeing Corporation (“Boeing”). You are currently receiving a supplemental non-

Mr. James F. Palmer
February 1, 2007

qualified executive retirement benefit from Boeing in the amount of $8,632 per month (the “Boeing SERP Benefit”). This Boeing SERP Benefit includes a joint and survivor provision pursuant to which your current spouse is entitled to receive a certain percentage of the Boeing SERP Benefit (the “J&S Benefit”) per month for her lifetime in the event you predecease her. However, it is possible that under the terms of the Boeing SERP, Boeing may cause you to forfeit this benefit as a result of your employment with Northrop Grumman Corporation. If this occurs, Northrop Grumman will replace the lost Boeing SERP Benefit by providing you (and, if applicable, your spouse) the same benefits on the same terms as Boeing would have provided had it not determined to cease payments, provided you have first submitted to the Company reasonably satisfactory information substantiating the calculation of the monthly amount due and the amount of the J&S Benefit. In addition, you agree to provide the Company with copies of your benefit elections under the Boeing SERP within a reasonable period of time after your Date of Hire. In the event of a “Change in Control” of Northrop Grumman (as that term is defined in the March 2004 Special Agreement), the Company will, to the extent permitted without triggering any tax, penalties or interest under Section 409A, pay you the actuarial present value (determined by applying the same mortality assumptions and interest rate as apply for determining lump sum actuarial equivalence under the CPC SERP) of your remaining Boeing SERP Benefit in lieu of the payments it is obligated to make under this Section 14 within ninety days of the effective date of the Change in Control. In the event such accelerated payment can not be made due to the foregoing Section 409A limitation, the benefits shall continue as otherwise provided in this paragraph. You agree to use your best efforts to retain the Boeing SERP Benefit you are receiving from Boeing as well as the J&S Benefit and to cooperate with Northrop Grumman in these matters. Should Boeing restore your Boeing SERP Benefit and/or the J&S Benefit at any time after ceasing to pay, you agree that the obligations of Northrop Grumman under this Section will end upon the resumption of payments from Boeing; provided, however, Northrop Grumman’s obligations under this Section 14 shall resume in the event that Boeing thereafter suspends or terminates payment of your Boeing SERP Benefit as a result of your employment with Northrop Grumman.

Mr. James F. Palmer
February 1, 2007

15.	Compliance with Section 409A.

The payments due in connection with this offer shall be adjusted as minimally necessary so as to achieve compliance with Section 409A. The Company will apply any such adjustments to you in a manner consistent with any comparable adjustments being made in the compensation arrangements of other members of the CPC; provided, however, that with respect to the Special 2007 RSRs, such adjustment shall not adversely affect the economic value intended by the parties in awarding such RSRs hereunder (and such treatment of the Special 2007 RSRs shall not be inferred to (1) limit the Company’s right to decrease or otherwise adjust any other award or payment to you affected by Section 409A provided that the treatment of your other awards and payments is consistent with the awards held by and payments to CPC members generally, and (2) limit the Company’s right to reduce the opportunities that you might otherwise have to voluntarily defer compensation pursuant to any deferred compensation plan maintained by the Company).

16.	Company’s Right to Change Policies and Plans.

Nothing in this offer letter affects or limits the Company’s right to amend or terminate its compensation and benefit policies and plans, including without limitation the AIP, the LTISP, the Grant Certificates, the executive perquisites, the CPC SERP, the Executive Medical Plan, the SORMP, the March 2004 Special Agreement, the relocation policy, or the VP Severance Plan; provided, however, that that you will be treated no less favorably than other Corporate Vice Presidents generally in the event of such amendment or termination; and provided further, that no such amendment or termination shall adversely affect your entitlement to the Visteon Present Value under Section 5 or your entitlements under Sections 11, 12, 13 and 14 of this letter agreement.
     Jim, the above is a summary of the key compensation and benefit provisions of this offer. This offer is subject to approval by the Northrop Grumman Corporation’s Board of Directors. If you conditionally accept the terms of this offer letter, it will be presented to the Board and will become effective if (and only if) the Board approves it. We understand that your acceptance will become unconditional and effective and you will tender your notice of resignation

Mr. James F. Palmer
February 1, 2007

with Visteon within 24 hours after receipt of notice from us of Board approval. In addition, your employment will be subject to the normal pre-employment steps applicable to other new hires at Northrop Grumman. As is true for other Northrop Grumman employees, your employment with the Company will be on an “at will” basis, except that your right to severance benefits will be as provided above in Section 10.
     If you are in agreement with the terms of this offer, please sign and date this letter below and return it to me. I look forward to having you join our senior management team. Consistent with our recent discussion, I am assuming that you will be able to start with us on March 12.

Sincerely yours,
/s/ Ian Ziskin
Ian Ziskin
Corporate Vice President and Chief Human Resources and Administrative Officer

AGREED TO:

/s/ James F. Palmer
James F. Palmer

DATED:

February 3, 2007